Exhibit 10.64

OPTION TO PURCHASE REAL ESTATE
RIGHT OF FIRST REFUSAL

MADE September 9,1999, by and between:

Grantor/Sellers:	Robert T. Sackrider and Marilyn G. Sackrider, H&W, whose address is 1633 East Michigan Avenue, Battle Creek, Michigan 49014

and Grantee/Buyers:	Nottawaseppi Huron Band of Potawatomi (a.k.a. Huron Potawatomi, Inc.), a Federally Recognized tribe, whose address is 2221 1½ Mile Road, Fulton, Michigan 49052.

concerning the following described property situated in the Township of Emmett, Calhoun County, Michigan.

Commencing at the West 1/4 post of Section 13, Town 2 South, Range 7 West, Emmett Township, Calhoun County, Michigan; Thence North 00 degrees 03’28” East along the West line of said Section, 46.99 feet to the southerly line of the exit ramp for I-94, as recorded in Liber 898, Page 004 in the office of the Register of Deeds for Calhoun County, Michigan; Thence North 89º06’09” East along said southerly line, 214.69 feet; thence 362.37 feet along the arc of a curve to the left whose radius measures 362.0 feet and whose chord bears north 60º25’31” east, 347.43 feet; thence north 31º44’56” east, 263.62 feet; thence north 59º52’54” east, 81.39 feet to the Place of Beginning; thence continuing north 59º52’54” east 181.87 feet; thence south 78º01’12” east, 472.30 feet; thence south 76º27’00” east, 1662.72 feet; thence south 00º04’24” west, 35.27 feet; thence north 89º58’25” west, 297.00 feet to a Point 99 feet north of the northwest corner of lot 21 of the Supervisor’s Plat of Wagner Acres, as recorded in Liber 11 of Plats on Page 21 in the office of the Register of Deeds for Calhoun County, Michigan, south 00º04’24” west along the west line of said Plat, 2091.58 feet to the centerline of Michigan Ave.; thence north 55º29’21” west along said centerline, 2350.98 feet; thence north 00º03’28” east, 1191.07 feet to the Place of Beginning.

and as shown on the attached Exhibit A, hereinafter referred to as “the Premises.”

I.                                         OPTION TO PURCHASE

1.                                       Grant of Option.  The Grantors, in consideration of the sum of Two Hundred Sixteen Thousand ($216,000.00) Dollars, (the Option Price), receipt of which is hereby acknowledged, hereby convey and warrant to the Grantee the option to purchase the above described premises.  The option price is non-refundable.  It is applicable to the purchase price as specifically provided below.

2.                                       Assignment, Exercise.  It is the intention of the Grantee to exercise this option as soon as approval can be obtained from the Bureau of Indian Affairs for transfer of the property from fee to trust.  The Grantee shall have the right to direct that conveyance under this option be made directly to the BIA in trust for the Nottawaseppi Huron Band of Potawatomi (a.k.a. Huron Potawatomi, Inc.), a Federally Recognized tribe.

3.                                       Terms and Conditions.  In the event the option is exercised, the sale shall be consummated on the following terms and conditions:

Sale Price:	Three Million Five Hundred and Forty-three Thousand Three Hundred Dollars ($3,543,300.00).

Conveyance:

By statutory form of warranty deed, with farmland language, and subject to easements and restrictions of record.  The parties specifically understand that the land in the Supervisor’s plat of Wagner Acres, Liber 11, page 2 1, may be bound by deed restrictions, and the conveyance will be subject to such restrictions.

Owner’s Title Insurance:	In the amount of $3,543,300.00, purchased by Seller, from First American Title Insurance Co.

Prorations:	Taxes prorated as prepaid, by due date method, as of the date of closing.

Special Assessments:	Seller will pay off any special assessments which are a lien as of the date of this option.

Land Division:	No further land division rights are conveyed with the property.

Closing:	Seller shall tender closing within 21 days of the date of exercise of the option.

Closing Costs:	Seller will pay for an owner’s policy of title insurance and for transfer taxes statutorily levied on the Seller. All other closing costs will be paid by Purchaser.

4.                                       Manner of Exercising Option.  The Grantee may exercise the option by written notice, signed by the Grantee, and delivered to Seller.  Grantee shall provide such notice by personal delivery, effective upon delivery, or by certified mail, return receipt requested, effective as of the date of deposit with the U.S. Postal Service.

5.                                       Time For Exercise of Option.  This option way be exercised at any time by the Purchaser prior to the time stated below for lapse.

6.                                       Lapse, Application of Option Fee, and Extension.  This option will lapse one year from the date hereof.  During the first year from the date hereof, the sum of $200,000 of the option fee is applicable to the Purchase Price.

Provided:  The Grantee shall have the right to pay an additional $216,000 (for a total paid to the Grantor of $432,000) on or before the first business day after the one year anniversary hereof, in which case the date for lapse of this option is extended until two years from the date hereof.  50% of the total option payments, or $216,000, shall apply on the purchase price in the event the option is exercised in its second year.

Provided further, the Grantee shall have the right to pay an additional $216,000 (for a total paid of $648,000), on or before the first business day after the second anniversary hereof, in which case the date for lapse of this option is extended until three years from the date hereof.  25% of the total option payments, or $162,000, shall apply on the purchase price in the event the option is exercised in its third year.

The amounts applied to the purchase price, described above, are not cumulative.

7.                                       Cancellation Rights of Grantee, and Refund.  Deleted.

8.                                       Crops.  During the option period, the Grantor will have the right to continue to farm the property and all crops grown thereon shall be wholly the property of the Seller.  If Grantor has crops in the field at the time of exercise of the option, that will not be able to be harvested, the Purchaser will pay the Grantor at the time of close an additional $200.00 per acre (or fraction thereof) if the option is exercised before July 1, with the price to be $350.00 per acre (or fraction thereof) if the option is exercised on or after July 1.

If the Grantee shall do any damage to existing crops as a result of testing, engineering or any other activity on the land, the Grantee shall repay the Grantor, on demand, at the rate stated above for each acre, or fraction thereof, damaged.

9.                                       Access to the Property.  During the option period, the Grantee shall have access to the premises for purposes of any inspection, engineering, study, evaluation, test or other purpose. The Grantee will give the Grantor reasonable advance notice before coming onto the property.  The Grantee will restore any soil moved and return the land to its existing condition after any such event, and will pay for any damaged crops as provided above.

10.                                 Covenant of Title.  The Grantors do hereby covenant that they have marketable title to the premises, free of lien or other encumbrance, other than such deed restrictions as may existed on the platted parcel contained in that description.  The Seller will obtain a title commitment promptly upon execution of this option.  If, within 30 days of the date of delivery of that commitment Purchaser determines that there is a lien, encumbrance or other cloud on title such that the property will not be acceptable by the BIA for conveyance to trust, the Grantee may terminate this option and all payments, with the exception of $16,000, will be refunded to Grantee.

11.                                 Tax Free Exchange.  The Grantors may convey this property as part of a 1031 Tax Free exchange.  Grantee will cooperate fully in such exchange.

12.                                 Berm.  After conveyance of the property, the Grantee covenant that any construction on the property will include a 10 foot berm, and evergreen plantings or other protection such that the subdivision to the East of the property will be reasonably protected from noise, light and other activity on the property.  This is a personal covenant and shall survive the closing.  It may be enforced by the Grantor or by any lot owner in Wagner Acres.

II.                                     RIGHT OF FIRST REFUSAL

13.                                 Grant.  As part of the exercise of this option, the Grantors will grant to the Grantee hereof a right of first refusal on the property indicated on the attached map, shown as Parcel F, with the legal description also attached. This right shall lapse on December 31, 2002, on the following terms:

a.                                       If Seller desires to sell the Parcel subject to the right of first refusal and the receive a valid offer to purchase, they shall transmit a copy of the offer to the party with the right of first refusal.

b.                                      Purchaser shall have thirty (30) days after notice to determine whether it wishes to purchase the Parcel upon the same terms and conditions as in the valid offer, or to waive its right to purchase the Parcel and permit Seller to sell the Parcel to the offeror.

c.                                       If, at the-end of thirty (30) days, Purchaser has not notified Seller of its intent to purchase, Purchaser shall be deemed to have waived its right to purchase and Seller may proceed to close the sale with the offeror pursuant to the valid offer.

d.                                      If Seller does not sell the premises to the offeror pursuant to the offer of purchase, the Parcel shall remain subject to Purchaser’s right of first refusal as provided in this instrument.

e.                                       If the Parcel is sold in its entirety pursuant to the valid offer to purchase, this right of first refusal shall terminate.

f.                                         Notices to be delivered pursuant to this right of first refusal shall be in writing and mailed to the party to receive the notice, by certified mail, return receipt requested, at the address listed for the addressee in the then-current telephone directory for the community in which the addressee’s principal office is located. All notices shall be considered delivered on the day after mailing.

14.                                 Interpretation.  This agreement shall be interpreted under the laws of the state of Michigan. It embodies the entire understanding of the parties pertaining to the subject matter of this agreement.

15.                                 Binding Effect.  This agreement shall bind and benefit the heirs, Personal Representatives, executors, successors and assigns of the parties, except as otherwise specifically stated above.

16.                                 Gender, Number.  Where context requires, references made in the one gender or number may be read to include the appropriate gender and number.

17.                                 Memorandum.  The parties agree that, upon the request of Grantee, they will execute and record a memorandum of this option.

18.                                 Limited Waiver of Sovereign Immunity.  The covenants made by the Grantee in paragraphs 8 and 12 hereof may be enforced by Arbitration before a party to be mutually agreed upon or, in default thereof, by the American Arbitration Association.  The Arbitrator’s award shall be final and binding, and may include an award of the costs of arbitration (but not the parties’ own legal fees).  Such award may be enforced in any Federal Court of competent jurisdiction or in the Circuit Court of Calhoun County, Michigan.  The sovereign immunity of the Grantee is waived only as specifically provided in this paragraph, and for no other purposes.

A copy of the resolution of the tribal counsel authorizing the execution of this agreement and the waiver contained in this paragraph, is attached hereto as Exhibit A.

Signed on the date first above written.

Signed in the presence of:	Signed:

/s/ Joe Lloyd	/s/ Robert T. Sackrider
Robert T. Sackrider

/s/ Ronald J. DeGraw	/s/ Marilyn G. Sackrider
Marilyn G. Sackrider

Nottawaseppi Huron Band of Potawatomi (a.k.a. Huron Potawatomi, Inc.), a Federally Recognized Tribe

/s/ Amos Day
By: Amos Day
Its: Chairman

AMENDMENT TO
OPTION TO PURCHASE REAL ESTATE
RIGHT OF FIRST REFUSAL
Dated: September 9, 1999

This Amendment to the September 9, 1999 “Option to Purchase Real Estate Right of First Refusal” is entered into on this 9th day of September, 2002, by and between:

Grantor/Sellers:	Robert T. Sackrider and Marilyn G. Sackrider, H&W, whose address is 1633 East Michigan Avenue, Battle Creek, Michigan 49014.

and Grantee/Buyers:	Nottawaseppi Huron Band of Potawatomi (a.k.a. Huron Potawatomi, Inc.), a Federally Recognized tribe, whose address is 2221 1 ½ Mile Road, Fulton, Michigan 49052.

The parties hereby agree to the following amendments:

I.                                         OPTION TO PURCHASE

1.                                       Grant of Option Extension. The Grantors, in consideration of the sum of Two Hundred Sixteen Thousand and no/100 Dollars ($216,000.00) (the Option Price), receipt of which is hereby acknowledged, hereby convey and warrant to the Grantee an extension to the September 9, 1999 Option to Purchase the premises therein described.  The Option extension price is non-refundable, and is not applicable to the purchase price.

2.                                       Assignment Exercise.  The Grantee shall have the right to direct that conveyance under this Option be made directly to the Bureau of Indian Affairs in trust for the Nottawaseppi Huron Band of Potawatomi (a.k.a. Huron Potawatomi, Inc.), a Federally Recognized tribe.  Grantor and Grantee acknowledge that Grantee may authorize Gaming Entertainment (Michigan), LLC, to exercise this Option and acquire the subject property in its own name subject to an agreement between Grantee and Gaming Entertainment (Michigan), LLC.

3.                                       Terms and Conditions.  In the event the Option is exercised, the sale shall be consummated on the following terms and conditions.

Sale Price:

The base price for the real estate shall be Three Million Five Hundred Forty-three Thousand Three Hundred and no/100 Dollars ($3,543,300.00).  The base price shall be increased Forty-five Thousand and no/100 Dollars ($45,000.00) in the event the Option is not exercised before February 5, 2003 and the purchase price shall be increased Forty-five Thousand and no/100 Dollars (45,000.00) on the 9th day of each March, April, May, June, July, August, September, and February thereafter until the Option is exercised.

Owner’s Title Insurance:	Purchased by Seller, from First American Title Insurance Company in the amount of the purchase price.

Prorations:

Property taxes, prior to the year of closing, shall be paid by Seller.  The year of closing taxes on the property herein sold by Seller to Buyer shall be prorated as of the date of closing on a calendar year basis.  In the event the actual amount to be billed for the current tax year is not available, the prior year’s taxes shall be used in computing proration.  Seller shall pay that portion of the total taxes billed in the year of closing which bears the same ratio as the number of days in the year of closing prior to the closing date bears to 365 days.

4.                                       Lapse, Application of Option Fee, and Extension.  This Option shall extend for one (1) year and one (1) day from September 9, 2002, and shall expire at midnight on September 10, 2003.  None of the Option payments paid by Grantee under the September 9, 1999 Option or paid upon this Amendment or any subsequent option extension payment shall apply upon the purchase price.

Provided:  The Grantee shall have the right to pay an additional Two Hundred Sixteen Thousand and no/100 Dollars ($216,000.00) on or before midnight September 10, 2003, in which case the date for lapse of this Option is extended until midnight September 11, 2004.  Grantee shall have the right to extend this Option for additional one (1) year and one (1) day terms by payment of the additional sum of Two Hundred Sixteen Thousand and no/100 Dollars ($216,000.00) for each such extension.  As noted above, none of the Option extension payments shall apply upon the purchase price and the Option price shall continue to increase Forty-five Thousand and no/100 Dollars ($45,000.00) on the 9th day of each February, March, April, May, June, July, August and September of each Option extension year.

In all other respects, the Option to Purchase Real Estate Right of First Refusal dated September 9, 1999 shall remain in full force and effect as originally executed.

Signed on the date first above written.

Signed in the presence of:
Signed:

/s/ Ronald J. DeGraw	/s/ Robert T. Sackrider
Robert T. Sackrider

/s/ John M. Schafer	/s/ Marilyn G. Sackrider
Marilyn G. Sackrider

Nottawaseppi Huron Band of Potawatomi (a.k.a. Huron Potawatomi, Inc.), a Federally Recognized Tribe

/s/ Louise Steenstra	/s/ Gilbert Holliday
By: Gilbert Holliday
Its: Acting Chairman